Exhibit 10(dd)

TRANSITION AND RETIREMENT AGREEMENT

1.PARTIES: The parties to this Transition and Retirement Agreement (“Agreement”) are MARY D. PETRYSZYN (“Ms. Petryszyn”) and NORTHROP GRUMMAN SYSTEMS CORPORATION (“Northrop Grumman” or “the Company”).
2.RECITALS:
2.1 Ms. Petryszyn has decided to retire effective February 17, 2023, and to transition out of her current position on October 17, 2022, to enable her to support an effective transition for her successor and to support corporate initiatives until her retirement. She will remain a Corporate Vice President in Virginia and continue to report to the CEO.
2.2.    Ms. Petryszyn and the Company have agreed to the retirement plan and timing described in Section 2.1 of this Agreement, to the benefits and compensation described in Section 3 of this Agreement, and the other terms of this Agreement.
3.JOB TRANSITION AND BENEFITS: In exchange for the benefits and covenants set forth herein and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Ms. Petryszyn hereby agree as follows:
3.1     The Company will continue Ms. Petryszyn’s employment until her Retirement Date (as defined in Section 4 below), subject to the Company’s right to terminate Ms. Petryszyn for Cause. For purposes of this Section 3.1, “Cause” includes any of the following: (i) Ms. Petryszyn’s failure to perform her assigned duties in accordance with the Company’s expected standards after being given written notice of deficiency, or (ii) Ms. Petryszyn’s commission of an act of misconduct, or (iii) Ms. Petryszyn’s conviction of any crime or loss of security clearance.
3.2     Ms. Petryszyn will step down as President, Defense Systems sector, effective at the end of the day on October 17, 2022, and perform duties assigned by the CEO until her Retirement Date (as defined in Section 4 below).
3.3    Ms. Petryszyn will remain an elected Corporate Vice President reporting to the Chief Executive Officer and continue as a full-time employee in Virginia up to and including her Retirement Date (as defined in Section 4 below).
3.4    Consistent with her continued employment as a Corporate Vice President, Ms. Petryszyn will remain eligible to receive a bonus for the 2022 performance year, subject to the terms and conditions of the 2006 Annual Incentive Plan and Incentive Compensation Plan. She will not be eligible for and will not receive any bonus for the 2023 performance year.
3.5    In accordance with the terms of the grant agreements, Ms. Petryszyn will receive her Early Retirement treatment of her 2020, 2021, and 2022 Restricted Stock Rights (RSR) and Restricted Performance Stock Rights (RPSR) grants, provided (i) Ms. Petryszyn’s employment continues through her Retirement Date; and (ii) the Company has determined that Ms. Petryszyn has complied and continues to comply with all of her obligations under the 2020-2022 RSR and RPSR Grant Agreements and this Agreement.
3.6    The payments and benefits described in this Section 3 are contingent upon: (i) Ms. Petryszyn’s execution of this Agreement, (ii) her execution of the attached

Exhibit 10(dd)
Exhibit A (General Release Agreement) on her Retirement Date, as defined in Section 4 (without revocation), and (iii) her full compliance with the terms and conditions of this Agreement. The terms and conditions of the General Release Agreement are incorporated into this Agreement as if fully set forth herein.
4.RETIREMENT: Ms. Petryszyn will voluntarily retire as an employee of the Company with a last day of employment of February 17, 2023 (“Retirement Date”).
5.COMPLETE RELEASE: Ms. Petryszyn RELEASES the Company from liability for any claims, demands or causes of action against the Company and the Released Parties (except as described in Section 5.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman parents, subsidiaries, affiliates, joint ventures, predecessors, and successors, and (i) its and their employee benefit plans, and the trustees, fiduciaries and administrators of any such plans, and (ii) its and their past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Ms. Petryszyn” includes not only Ms. Petryszyn herself, but also her heirs, spouses or former spouses, domestic partners or former domestic partners, executors and agents. Except as described in Section 5.5, this Release extinguishes all of Ms. Petryszyn’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, on account of or arising out of anything that has happened, developed, or occurred on or before the date Ms. Petryszyn signs this Agreement.
5.1    This Release includes, but is not limited to, claims relating to Ms. Petryszyn’s employment by or retirement from the Company and any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Ms. Petryszyn, and claims for severance benefits.
5.2    This Release includes, but is not limited to, claims arising under, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the anti-retaliation provision of the False Claims Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; any laws prohibiting discrimination in employment based on veteran status or any other protected basis; any applicable state human rights statutes; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.
5.3    This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

Exhibit 10(dd)
5.4    Ms. Petryszyn agrees that her Release includes claims which she did not know of or suspect to exist at the time she signed this Agreement, and that this Release extinguishes all known and unknown claims.
5.5    However, this Release does not include any rights Ms. Petryszyn may have: (1) to enforce this Agreement and her rights to receive the benefits described in Section 3 of this Agreement; (2) to any indemnification rights Ms. Petryszyn may have, including for expenses (including attorneys’ fees) or losses incurred in the course and scope of her employment; (3) to workers’ compensation benefits; (4) to earned, banked or accrued but unused PTO; (5) to vested benefits under any qualified or non-qualified retirement or savings plan; (6) to continued benefits in accordance with COBRA; (7) to government-provided unemployment insurance; (8) to file a claim or charge with any government agency and to receive any whistleblower award (although Ms. Petryszyn is releasing any rights she may have to recover damages or other individual relief in connection with the filing of such a claim or charge); (9) to claims that cannot lawfully be released; (10) to any rights Ms. Petryszyn may have for retiree medical coverage; or (11) to claims that arise from acts or omissions that occur after the date Ms. Petryszyn signs this Agreement.
6.POST-EMPLOYMENT CONDUCT:
6.1    Ms. Petryszyn shall not, directly or indirectly, through the assistance of a third party, or counsel, on her own behalf or on behalf of another person or entity, by any means issue or communicate any statement that is critical or disparaging or may reasonably be interpreted as critical or disparaging of any Released Party or its/their employees, products or services; provided that neither the foregoing nor any other provision of this Agreement affects Ms. Petryszyn’s right to provide truthful information to government authorities or her obligations to cooperate with any government investigation or to respond truthfully to any lawful government inquiry or to give truthful testimony in court.
6.2    During the term of her employment through her Retirement Date, Ms. Petryszyn was exposed to and involved in the development of various of Northrop Grumman’s most valuable, unique and material trade secrets and confidential and proprietary information, not only within the Defense Systems sector and the Mission Systems sector, but across Northrop Grumman. Ms. Petryszyn occupies one of the most senior executive positions in the Company and has far-reaching access to and is widely exposed to Northrop Grumman’s highly confidential, valuable and sensitive information; customer, partner, supplier and employee relationships; intellectual property; privileged and confidential information; short and long term strategies and tactical plans; investments and technologies; human capital; and financial information and plans. Northrop Grumman has a very significant, legitimate business interest in restricting Ms. Petryszyn’s ability to compete or solicit in the specific manner set forth below.
6.3    Ms. Petryszyn agrees that for a period of eighteen (18) months from her Retirement Date, she will not, directly or indirectly, as an employee, consultant, director, or in any other capacity, oversee, control, support or in any way participate in (i) the design, operation, research, manufacture, marketing, sale, or distribution of Competitive Products and Services or (ii) the development of requirements or military, financial or political support for Competitive Products

Exhibit 10(dd)
and Services. For purposes of this Agreement, “Competitive Products and Services” shall mean products or services that compete for resources with or are an alternative or potential alternative to, the products sold or services provided by Northrop Grumman, including without limitation, design, development, production, integration, sustainment and modernization of weapons systems, aircraft and mission systems, and integrated battle management systems, for U.S. and global military and civilian customers.
6.4    The following activities will not alone constitute a breach of Section 6.3: (i) ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities (or other interests) of an entity, (ii) serving as a principal, partner, director, employee, consultant or advisor in or to a private equity firm or financial services entity, provided that such activities do not involve advising the private equity firm or financial services entity or any third party in any way regarding NGC or Competitive Products or Services, or (iii) otherwise working in a capacity that does not in any way involve Competitive Products or Services. Further, Ms. Petryszyn may request an exception to the covenants in Sections 6.3, 6.5, or 6.6 by making a written request to the Company’s Chief Human Resources Officer or General Counsel, with such exceptions being considered at the sole discretion of the Company and communicated in writing to Ms. Petryszyn.
6.5    For a period of eighteen (18) months from her Retirement Date, Ms. Petryszyn shall not, directly or indirectly, solicit any customer, supplier, teammate or partner of Northrop Grumman with whom Ms. Petryszyn engaged, or about whom Ms. Petryszyn received any confidential, sensitive, or proprietary information, in the course of Ms. Petryszyn’s employment with Northrop Grumman, for purposes of developing, considering or providing products or services in competition with Northrop Grumman.
6.6    For a period of eighteen (18) months from her Retirement Date, Ms. Petryszyn shall not, directly or indirectly, through assistance, information or counsel, on her own behalf or on behalf of another person or entity, solicit or offer to hire, any person who was, within a period of six months prior to the Retirement Date, employed by any Released Party, with whom Ms. Petryszyn worked or about whom Ms. Petryszyn received any information in the course of her employment with Northrop Grumman. For clarification, Section 6.6 does not apply with respect employees who are at the time no longer employed by the Released Party.
6.7    Ms. Petryszyn reaffirms her obligation and agrees to fully protect and not disclose or use any confidential, privileged, proprietary or otherwise protected information of the Company or any Released Party, including without limitation, trade secrets, intellectual property, strategies, pricing, business relationships, financial plans, privileged communications or work product, and business development plans. Ms. Petryszyn agrees that she has not and will not inappropriately transfer anything containing Company or Released Party confidential or proprietary information. Ms. Petryszyn has not and will not claim ownership of any rights to any Company or Released Party intellectual property. Prior to her Retirement Date, Ms. Petryszyn agrees to execute and continue to comply with Corporate Form C-100D, which is incorporated into this Agreement as if fully set forth herein. Notwithstanding the foregoing, Ms.

Exhibit 10(dd)
Petryszyn shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of investigating or reporting a suspected violation of law or regulation, or in a court filing under seal.
6.8    Further, Ms. Petryszyn acknowledges and agrees that a breach of any of the provisions of Section 6 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company will be entitled to injunctive relief and a decree of specific performance, in addition to other relief as may be proper, including monetary damages and relief provided for in Section 3 above. Ms. Petryszyn agrees that the applicable post-employment restriction periods shall be extended by any period of time during which it is found that she was in violation of such restrictions.
6.9    Ms. Petryszyn agrees that the restrictions set forth in Section 6 are (i) reasonable and necessary in all respects, including duration, territory and scope of activity, in order to protect Northrop Grumman’s non-public trade secrets and proprietary information, (ii) that the parties have agreed to limit Ms. Petryszyn’s right to compete only to the extent necessary to protect Northrop Grumman’s legitimate business interests, and (iii) that she will be able to earn a livelihood without violating the restrictions in Section 6. It is the intent of the parties that the provisions of Section 6 shall be enforced to the fullest extent permissible under applicable law.
7.FULL DISCLOSURE: Ms. Petryszyn agrees to cooperate in an interview with the General Counsel of the Company (or her delegate) on the day she signs this Agreement and on or immediately before her Retirement Date. Ms. Petryszyn acknowledges that she is not aware of, or has fully disclosed to the General Counsel (or her delegate), any matters for which she was responsible or which came to her attention as an employee, which might reasonably be expected to give rise to a claim or cause of action against, or investigation or audit of, the Company and/or any Released Party, including without limitation any knowledge of potential fraud, overpayments, false statements, improper or erroneous financial reporting, violations of law or regulation, employee misconduct, or violations of the Company’s Standards of Business Conduct or other policies or procedures. Ms. Petryszyn has reported to the Company all work-related injuries, if any, that she has suffered or sustained during her employment with the Company and any Released Party. Ms. Petryszyn has properly reported all hours she worked.
8.NO UNRESOLVED CLAIMS: This Agreement has been entered into with the understanding that there are no unresolved claims of any nature that Ms. Petryszyn has against the Company. Ms. Petryszyn acknowledges and agrees that except as specified in Section 3, all compensation, benefits, and other obligations due Ms. Petryszyn by the Company, whether by contract or by law, have been paid or otherwise satisfied in full.
9.RETURN OF COMPANY PROPERTY: Ms. Petryszyn agrees to return any and all property and equipment of the Company and any Released Party that she may have in her possession, including without limitation all confidential, privileged, proprietary or otherwise protected electronic and paper documents, no later than

Exhibit 10(dd)
the Retirement Date, except to the extent this Agreement explicitly provides to the contrary.
10.WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).
11.ADVICE OF COUNSEL: The Company encourages Ms. Petryszyn to seek and receive advice about this Agreement from an attorney of her choosing.
12.DENIAL OF WRONGDOING: Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both the Company and Ms. Petryszyn deny any such wrongdoing or liability.
13.COOPERATION: Ms. Petryszyn agrees that, for at least sixty (60) months following the Retirement Date, she will reasonably cooperate with Company and any Released Party regarding requests for assistance by providing support in connection with claims, litigation and investigations, including without limitation serving as a witness and/or providing information about matters connected with Ms. Petryszyn’s prior employment with the Company or any Released Party; provided, however, that any such cooperation in excess of 40 hours per year shall be subject to mutually agreeable reasonable compensation. The Company or the Released Party requesting assistance shall reimburse Ms. Petryszyn for any travel costs she incurs in connection with her cooperation, in accordance with its travel cost reimbursement policy for active appointed officers.
14.ARBITRATION, JURISDICTION, AND VENUE:
14.1    Except as otherwise provided in this Section 14, with respect to any cause of action or claim arising out of or related to this Agreement (including any claim that either party has violated this Agreement or regarding its enforceability), the parties will attempt to resolve the dispute through mediation. If the parties are unsuccessful in voluntarily resolving the dispute through mediation within 3 months, the parties agree that the cause of action or claim arising out of this Agreement will be determined through final and binding arbitration, rather than through litigation in court.
14.2    The Company and Ms. Petryszyn agree that any arbitration hearing and related proceedings shall be convened and conducted in Falls Church, VA.
14.3    The Company and Ms. Petryszyn agree that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys’ fees and costs, except in any challenge by Ms. Petryszyn to the validity of the General Release Agreement (attached hereto as Exhibit A) under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act.
14.4    If the Company or Ms. Petryszyn believes they require immediate relief to enforce or challenge this Agreement, before arbitration is commenced or concluded, either party may seek injunctive or other provisional equitable relief from state or federal court in the Commonwealth of Virginia. Either party may also proceed in state or federal court in the Commonwealth of Virginia to compel arbitration or to enforce an arbitration award under this Agreement. All court actions or proceedings arising under this Agreement shall be heard in state or federal court in the Commonwealth of Virginia. The Company and Ms. Petryszyn hereby waive any right to object to such actions on grounds of

Exhibit 10(dd)
venue, jurisdiction or convenience. The Company and Ms. Petryszyn stipulate that the state and federal courts located in or for Fairfax County, Virginia shall have in personam jurisdiction and venue for the purpose of litigating any such dispute, controversy, claim, or complaint arising out of or related to this Agreement.
15.SOLE AND ENTIRE AGREEMENT: This Agreement expresses the entire understanding between the Company and Ms. Petryszyn on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters; except that any writing between the Company and Ms. Petryszyn relating to protection or non-disclosure of Company trade secrets or other information, intellectual property and/or certifications made by Ms. Petryszyn shall remain in effect, and the 2019, 2020, 2021, and 2022 Restricted Performance Stock Rights and Restricted Stock Rights Grant Agreements shall all remain in full force and effect in accordance with their terms.
16.MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Ms. Petryszyn and an authorized Company representative.
17.SEVERABILITY: Except as provided in Section 6.9, if any part of this Agreement is found to be illegal or invalid and therefore unenforceable, other than all or any part of Section 5, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable.
18.GOVERNING LAW: This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to rules regarding conflicts of law.
19.ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:
MS. PETRYSZYN ACKNOWLEDGES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. SHE FURTHER AGREES THAT SHE HAS READ THIS AGREEMENT CAREFULLY, THAT SHE UNDERSTANDS IT, AND THAT SHE IS VOLUNTARILY ENTERING INTO IT. MS. PETRYSZYN UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HER RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Exhibit 10(dd)

Date: 9/21/22                 By: /s/ Mary D. Petryszyn
MARY D. PETRYSZYN

Date: 9/21/22                 By: /s/ Ann Addison
Northrop Grumman Systems Corporation

Title: Corporate Vice President &
Chief Human Resources Officer

Exhibit 10(dd)
EXHIBIT A

GENERAL RELEASE AGREEMENT

This is an agreement (hereinafter “Release” or “Release Agreement”) between MARY D. PETRYSZYN(“Ms. Petryszyn”) and Northrop Grumman Systems Corporation (“Northrop Grumman” or “the Company”) regarding Ms. Petryszyn’s employment with the Company and her acceptance of certain benefits in exchange for valuable consideration; Ms. Petryszyn’s retirement from the Company; and Ms. Petryszyn’s agreement to the terms contained in this Release Agreement and the previously executed Transition and Retirement Agreement, all the terms of which are incorporated by reference as if fully set forth herein. The purpose of this Release Agreement is to resolve fully and finally any and all matters concerning Ms. Petryszyn’s employment with the Company and her retirement from the Company.

1.In exchange for this Release Agreement, the Company will provide Ms. Petryszyn with certain consideration as outlined in the Transition and Retirement Agreement dated September ___, 2022 (“Transition and Retirement Agreement”).
2.This Release Agreement satisfies the requirement that Ms. Petryszyn executes a General
Release Agreement as set forth in Section 3.6 of the Transition and Retirement Agreement.

3.In exchange for the consideration exchanged between Ms. Petryszyn and the Company as set forth in the Transition and Retirement Agreement and this Release Agreement, Ms. Petryszyn RELEASES the Company from liability for any claims, demands or causes of action, known or unknown, against the Company and the Released Parties, on account of or arising out of anything that has happened, developed, or occurred on or before the date Ms. Petryszyn signs this Release Agreement (except as described in Section 3.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman parents, subsidiaries, affiliates, related companies, joint ventures, predecessors, successors, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Ms. Petryszyn” includes not only Ms. Petryszyn herself, but also her heirs, spouses or former spouses, domestic partners or former domestic partners, executors and agents. Except as described in Section 3.5, this Release extinguishes all of Ms. Petryszyn’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, on account of or arising out of anything that has happened, developed, or occurred on or before the date Ms. Petryszyn signs this Release Agreement.

3.1    This Release includes, but is not limited to, claims relating to Ms. Petryszyn’s employment by or retirement from the Company and any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Ms. Petryszyn, and claims for severance benefits.

3.2    This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the anti-retaliation provision of the False Claims Act,

Exhibit 10(dd)
Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; any laws prohibiting discrimination in employment based on veteran status or any other protected basis; any state human rights statutes that may be applicable; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

3.3    This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

3.4    Ms. Petryszyn agrees that her Release includes claims which she did not know of or suspect to exist at the time she signed this Agreement, and that this Release extinguishes all known and unknown claims.

3.5    However, this Release does not include any rights Ms. Petryszyn may have: (1) to enforce this Release Agreement or the Transition and Retirement Agreement and her rights to receive the compensation and benefits described in this Release Agreement or the Transition and Retirement Agreement; (2) to any indemnification rights Ms. Petryszyn may have for expenses or losses incurred in the course and scope of her employment; (3) to test the knowing and voluntary nature of this Release Agreement under The Older Workers Benefit Protection Act; (4) to workers’ compensation benefits; (5) to earned, banked or accrued but unused PTO; (6) to vested benefits under any qualified or non-qualified retirement or savings plan; (7) to continued benefits in accordance with COBRA; (8) to government-provided unemployment insurance; (9) to file a claim or charge with any government administrative agency and to receive a whistleblower award (although Ms. Petryszyn is releasing any rights she may have to recover damages or other individual relief in connection with the filing of such a claim or charge); (10) to claims that cannot lawfully be released; (11) to any rights Ms. Petryszyn may have for retiree medical coverage; (12) to any rights Ms. Petryszyn may have with respect to her existing equity grants under the Company’s Long Term Incentive Stock Plan, as modified by the Transition and Retirement Agreement; or (13) to claims that arise from acts or omissions that occur after the date Ms. Petryszyn signs this Release Agreement.

4.Ms. Petryszyn acknowledges that, as of the Retirement Date (as defined in the Transition and Retirement Agreement), she is not aware of, or has fully disclosed to the General Counsel of the Company (or her delegate), any matters for which she was responsible or which came to her attention as an employee, which might reasonably be expected to give rise to a claim or cause of action against, or investigation or audit of the Company and/or any Released Party, including without limitation any knowledge of potential fraud, overpayments, false statements, improper or erroneous financial reporting, violations of law or regulation, employee misconduct, or violations of the Company’s Standards of Business Conduct or other policies or procedures. Ms. Petryszyn has reported to the Company all work-related injuries, if any, that she has suffered or sustained during

Exhibit 10(dd)
her employment with the Company and any Released Party. Ms. Petryszyn has properly reported all hours she worked.
5.This Release Agreement has been entered into with the understanding that there are no unresolved claims of any nature which Ms. Petryszyn has against the Company. Ms. Petryszyn acknowledges and agrees that except as specified in Section 3 of the Transition and Retirement Agreement, all compensation, benefits, and other obligations due Ms. Petryszyn by the Company, whether by contract or by law, have been paid or otherwise satisfied in full.

6.The Company encourages Ms. Petryszyn to seek and receive advice about this Release
Agreement from an attorney of her choosing, and Ms. Petryszyn has had the opportunity to do so. Ms. Petryszyn has had at least twenty-one (21) calendar days to consider this Release Agreement, which she agrees is a reasonable period of time.

7.Ms. Petryszyn may revoke this Release Agreement within seven (7) calendar days of her signature date. To do so, Ms. Petryszyn must deliver a written revocation notice to Ms. Ann Addison, Chief Human Resources Officer, at 2980 Fairview Park Drive, Falls Church, Virginia 22042. Ms. Petryszyn must deliver the notice to Ms. Addison no later than 4:30 p.m. ET on the seventh calendar day after Ms. Petryszyn’s signature date. If Ms. Petryszyn revokes this Release Agreement, it shall not be effective or enforceable and Ms. Petryszyn will not receive the compensation and benefits described in this Release Agreement or Sections 3.4 and 3.5 of the Transition and Retirement Agreement.

MS. PETRYSZYN ACKNOWLEDGES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. SHE FURTHER AGREES THAT SHE HAS READ THIS AGREEMENT CAREFULLY, THAT SHE UNDERSTANDS IT, AND THAT SHE IS VOLUNTARILY ENTERING INTO IT. MS. PETRYSZYN UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HER RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: By:
MARY D. PETRYSZYN
Date: By:
Northrop Grumman Systems Corporation Title: